As filed with the Securities and Exchange Commission on June 19, 2009

Commission File No. 333-[            ]

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, DC 20549

FORM S-8

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

Hill International, Inc.

(Exact name of Registrant as Specified in Its Governing Instruments)

303 Lippincott Centre

Marlton, New Jersey 08053

(856) 810-6200

(Address, Including Zip Code, and Telephone Number, Including Area Code, of Registrant’s

Principal Executive Offices)

Hill International, Inc.

2009 Non-Employee Director Stock Grant Plan

(Full Title of Plan)

Irvin E. Richter

Chairman and Chief Executive Officer

Hill International, Inc.

303 Lippincott Centre

Marlon, New Jersey 08053

(856) 810-6200

(Name, Address, Including Zip Code and Telephone Number, Including Area Code, of

Agent for Service)

Copies to:

Steven D. Dreyer, Esq.

Arent Fox LLP

1675 Broadway

New York, New York 10019

(212) 484-3900

CALCULATION OF REGISTRATION FEE

Title of Each Class of Securities to be Registered	Amount to be Registered (1)	Proposed Maximum offering Price per Share (2)	Proposed Maximum Aggregate Offering Price (2)	Amount of Registration Fee
Common Stock, $0.0001 par value	200,000	4.12	$824,000	$45.98

(1) In addition, pursuant to Rule 416(c) under the Securities Act of 1933, as amended, this Registration Statement also covers an indeterminate number of shares of Common Stock that may be offered or issued by reason of stock splits, stock dividends or similar transactions.

(2) Estimated solely for the purpose of calculating the registration fee pursuant to Rules 457(c), (h)(1) and (h)(3), based on the average of the high and low prices for our Common Stock as reported on the New York Stock Exchange on June 16, 2009.

Explanatory Note

Pursuant to this Registration Statement, we are registering 200,000 shares of our common stock issuable under our 2009 Non-Employee Director Stock Grant Plan.

PART I

INFORMATION REQUIRED IN THE SECTION 10(A) PROSPECTUS

Item 1.	Plan Information

The document(s) containing the information specified in Part I of Form S-8 will be sent to the participants in the Hill International, Inc. 2009 Non-Employee Director Stock Grant Plan as specified by Rule 428(b)(1) under the Securities Act of 1933, as amended (the “Securities Act”). Such documents are not being filed with the Securities and Exchange Commission, but constitute, along with the documents incorporated by reference into this Registration Statement, a prospectus that meets the requirements of Section 10(a) of the Securities Act.

Item 2.	Registrant Information and Employee Plan Annual Information

Hill International, Inc. will furnish without charge to each person to whom the prospectus is delivered, upon the written or oral request of such person, a copy of any and all of the documents incorporated by reference in Item 3 of Part II of this Registration Statement, other than exhibits to such documents (unless such exhibits are specifically incorporated by reference to the information that is incorporated). Requests should be directed to Hill International, Inc., 303 Lippincott Centre, Marlton, New Jersey 08053, Attention: General Counsel; telephone: (856) 810-6200

PART II

Information Required in the Registration Statement

Item 3.	Incorporation of Documents by Reference

The following documents have been filed by Hill International, Inc., a corporation organized under the laws of the State of Delaware (the “Company” or the “Registrant”), with the Securities and Exchange Commission (the “Commission”) and are incorporated herein by reference:

•	The definitive proxy statement on Schedule 14A for the Company’s 2009 annual meeting of stockholders, as filed with the Commission on May 11, 2009;

•	The Company’s Quarterly Report on Form 10-Q for the quarter ended March 31, 2009;

•	The Company’s Annual Report on Form 10-K/A (Amendment No. 1) for the year ended December 31, 2008;

•	The Company’s Annual Report on Form 10-K for the year ended December 31, 2008;

•	The Company’s Current Report on Form 8-K, as filed with the Commission on November 12, 2008;

•	The Company’s Current Report on Form 8-K, as filed with the Commission on November 6, 2008;

•	The Company’s Quarterly Report on Form 10-Q for the quarter ended September 30, 2008;

•	The Company’s Quarterly Report on Form 10-Q for the quarter ended June 30, 2008;

•	The Company’s Quarterly Report on Form 10-Q for the quarter ended March 31, 2008, and

•

The description of our common stock contained in the section entitled “Description of Securities” in the registration statement on Form S-1, as amended, which was initially filed with the Commission on April 23, 2004.

All documents filed by us pursuant to Section 13(a), 13(c), 14 and 15(d) of the Securities Exchange Act of 1934, as amended subsequent to the filing hereof and prior to the filing of a post-effective amendment which indicates that all securities offered have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference in this Registration Statement and to be a part hereof from the date of filing such documents.

Item 4.	Description of Securities

Not applicable.

Item 5.	Interests of Named Experts and Counsel

Not applicable.

Item 6.	Indemnification of Directors and Officers

The Registrant’s amended and restated certificate of incorporation provides that all directors, officers, employees and agents of the Registrant shall be entitled to be indemnified by the Registrant to the fullest extent permitted by Section 145 of the Delaware General Corporation Law.

Paragraph B of Article Eighth of the Registrant’s certificate of incorporation provides:

“The Corporation, to the full extent permitted by Section 145 of the GCL, as amended from time to time, shall indemnify all persons whom it may indemnify pursuant thereto. Expenses (including attorneys’ fees) incurred by an officer or director in defending any civil, criminal, administrative, or investigative action, suit or proceeding for which such officer or director may be entitled to indemnification hereunder shall be paid by the Corporation in advance of the final disposition of such action, suit or proceeding upon receipt of an undertaking by or on behalf of such director or officer to repay such amount if it shall ultimately be determined that he is not entitled to be indemnified by the Corporation as authorized hereby.”

The Registrant’s bylaws provide the power to indemnify its officers, directors, employees and agents or any person serving at the Registrant’s request as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise to the fullest extent permitted by Delaware law.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to the Registrant’s directors, officers, and controlling persons pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment of expenses incurred or paid by a director, officer or controlling person in a successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to the court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

Item 7.	Exemptions from Registration Claimed

Not applicable.

Item 8.	Exhibits

4.1	Amended and Restated Certificate of Incorporation of the Company (previously filed with the Commission as Annex B to the Company’s Definitive Proxy Statement on Schedule 14A (000-50781) on June 6, 2006 and incorporated herein by reference).

4.2	Amended and Restated Bylaws of the Company (previously filed with the Commission as Exhibit 3.2 to the Company’s Quarterly Report on Form 10-Q for the quarter ended September 30, 2007 on November 13, 2007 and incorporated herein by reference).

4.3	Common Stock Certificate (previously filed with the Commission as Exhibit 4.2 to Amendment No. 1 to the Company’s Registration Statement on Form S-1 (333-114816) on April 23, 2004 and incorporated herein by reference).

4.5	Hill International, Inc. 2009 Non-Employee Director Stock Grant Plan (filed herewith).

5.1	Opinion of Arent Fox LLC, as to the legality of the shares being registered. (filed herewith)

23.1	Consent of Amper, Politziner & Mattia, LLP (filed herewith)

23.2	Consent of Arent Fox LLP (filed with Exhibit 5.1).

24.1	Power of Attorney (included in signature page hereto).

Item 9.	Undertakings.

The undersigned registrant hereby undertakes:

(A) The undersigned Registrant hereby undertakes:

(1) To file, during the period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

(ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement.

(iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

provided, however, that paragraphs (A)(1)(i) and (A)(1)(ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the Commission by the registrant pursuant to Section 13 or 15(d) of the Exchange Act that are incorporated by reference in the registration statement.

(2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(B) The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant’s annual report pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(C) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, Hill International, Inc. certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the Township of Marlton, State of New Jersey on June 16, 2009.

HILL INTERNATIONAL, INC.

By:	/s/ Irvin E. Richter
Irvin E. Richter Chairman and Chief Executive Officer

POWER OF ATTORNEY

KNOW ALL MEN BY THESE PRESENTS, each of the undersigned constitutes and appoints Irvin E. Richter and David L. Richter, and each of them, as attorneys-in-fact and agents, with full power of substitution and resubstitution, for and in the name, place and stead of the undersigned, in any and all capacities, to sign any and all amendments (including post-effective amendments) to this registration statement or any registration statement for this offering that is to be effective upon the filing pursuant to Rule 462(b) under the Securities Act of 1933, as amended, and all post-effective amendments thereto, and to file the same, with all exhibits thereto and all other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully to all intents and purposes as the undersigned might or could do in person, hereby ratifying and confirming all that each of said attorney-in-fact or substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in their capacities.

Name	Title	Date

/s/ Irvin E. Richter Irvin E. Richter	Chairman of the Board and Chief Executive Officer (principal executive officer)	June 16, 2008

/s/ David L. Richter David L. Richter	President and Chief Operating Officer and Director	June 16, 2008

/s/ John Fanelli III John Fanelli III	Senior Vice President and Chief Financial Officer (principal financial and accounting officer)	June 16, 2008

/s/ Eric S. Rosenfeld Eric S. Rosenfeld	Director	June 16, 2008

/s/ Alan S. Fellheimer Alan S. Fellheimer	Director	June 16, 2008

/s/ Brian W. Clymer Brian W. Clymer	Director	June 16, 2008

/s/ William J. Doyle William J. Doyle	Director	June 16, 2008

/s/ Camille S. Andrews Camille S. Andrews	Director	June 16, 2008